Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Amendment No. 1 to the Registration Statement on Form S-1 of our report dated March 26, 2024, relating to the consolidated financial statements of NovaBay Pharmaceuticals, Inc. (the “Company”) as of and for the years ended December 31, 2023 and 2022 included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, which included an explanatory paragraph related to substantial doubt about the Company’s ability to continue as a going concern. We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ WithumSmith+Brown, PC

San Francisco, California

July 10, 2024